SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

---------------------------------------------------------------

Name:    PW TECHNOLOGY PARTNERS, L.P.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                          c/o PaineWebber Incorporated
                           1285 Avenue of the Americas
                            New York, New York 10019

Telephone Number (including area code):  (212) 713-2000

Name and address of agent for service of process:

                             Mark D. Goldstein, Esq.
                          c/o PaineWebber Incorporated
                           1285 Avenue of the Americas
                            New York, New York 10019

                                    copy to:

                             Stuart H. Coleman, Esq.
                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                          New York, New York 10038-4982

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                            Yes /X/           No / /

                                    SIGNATURE


          Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 28th day of December, 1998.


                                      PW TECHNOLOGY PARTNERS, L.P.


                                      By:  PW FUND ADVISOR, L.L.C.
                                           GENERAL PARTNER


                                      By: /S/ ROBERT DISCOLO
                                         -----------------------
                                         Name:   Robert Discolo
                                         Title:  Authorized Person


Attest:

/s/ NORMAN E. SIENKO, JR.
--------------------------
Name:  Norman E. Sienko, Jr.
Title: Authorized Person